[ROPES & GRAY LETTERHEAD APPEARS HERE]

                                 October 5, 2000


Liberty Tax-Exempt Fund
c/o Liberty Funds Trust IV
One Financial Center
Boston, MA  02111

         Re:   Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as counsel to Liberty Tax-Exempt Fund (the "National Fund"), a series of Liberty Funds Trust IV (the "Trust"), in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement") being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the National Fund with Liberty Oregon Tax-Free Fund (the "Oregon Fund"), a series of the Liberty Funds Trust III (the "Acquired Fund Trust"), and the issuance of shares of beneficial interest of specified classes of the National Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust on behalf of the National Fund, the Acquired Fund Trust on behalf of the Oregon Fund and Liberty Financial Companies, Inc. (the "Agreement and Plan of Reorganization") in substantially the form included in the Registration Statement as an exhibit.

     We have examined the Trust's Agreement and Declaration of Trust and amendments thereto (collectively, the "Agreement and Declaration of Trust") on file in the office of the Secretary of State of the Commonwealth of
Massachusetts and the Trust's By-Laws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of each of the Trust and the Acquired Fund Trust and the shareholders of the Oregon Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization, and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquired Fund Trust and Liberty Financial Companies, Inc.

Liberty Tax Exempt Fund
Liberty Funds Trust IV                      -2-                  October 5, 2000

         Based upon the foregoing, we are of the opinion that:

         1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

         2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property of the particular series of shares for all loss and expenses of any shareholder of such series held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                     Very truly yours,
                                                     /s/ Ropes & Gray
                                                     Ropes & Gray